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                                                                    Exhibit 99.1

                                                           Contact: Troy D. Cook
                                               Senior Vice President Finance and
                                                         Chief Financial Officer
                                                                  (913) 327-3109
FOR IMMEDIATE RELEASE
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              NPC INTERNATIONAL, INC. STOCKHOLDERS APPROVE MERGER

          PITTSBURG, Kansas, (August 31, 2001) - NPC International, Inc. (NASDAQ: NPCI), announced that, at the special meeting of its Stockholders, the holders of a majority of the shares of common stock of the Company, other than the Mergeco stockholders, approved the Agreement and Plan of Merger between the Company and Mergeco, Inc. (the "Merger"), under which all of the outstanding common stock of the Company, other than the shares owned by Mergeco's stockholders, will be acquired for $11.55 per share in cash. In addition, the Merger Agreement was approved by the affirmative vote of the holders of a majority of all of the outstanding shares of the Company's common stock. Mergeco, Inc. was formed to consummate the Merger and is controlled by O. Gene Bicknell, Chairman of the Board and Chief Executive Officer of NPC. The minority interest, representing approximately 35% of NPC's outstanding stock, was purchased for a total purchase price of approximately $90 million.

          A Certificate of Merger was filed with the Kansas Secretary of State and the Merger thus became effective on the same date. The Company's common stock was delisted on the NASDAQ National Market and will cease to trade effective as of the close of trading on Friday, August 31, 2001.

          NPC International, Inc. is the world's largest Pizza Hut franchisee and currently operates 834 Pizza Hut restaurants and delivery kitchens in 27 states.